Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Susan Neath - Porter Novelli Life Sciences

Investor Relations	Media
(610) 941 -5675	(609) 529-0676
www.genaera.com	sneath@pnlifesciences.com

Genaera Corporation Presents Interim Phase 1 Data for Obesity Compound

Trodusquemine (MSI-1436) at IBC Conference

Interim Phase 1 Data Confirms Safety and Tolerability

Plymouth Meeting, Pa.—August 8, 2007—Genaera Corporation (NASDAQ: GENR) today announced interim data from the first Phase 1 clinical study of trodusquemine (MSI-1436) for the treatment of obesity. Anthony DelConte, M.D., Vice President, Clinical Research and Development, presented “Trodusquemine: A Novel Aminosterol for the Treatment of Obesity and Related Metabolic Disorders,” during the IBC 12th Annual World Congress on Drug Discovery & Development of Innovative Therapeutics, August 6-8 in Boston.

The presentation summarized the clinical trial design of the single ascending dose Phase 1 study of MSI-1436 to evaluate safety and pharmacokinetics of the drug in healthy obese volunteers. Dr. DelConte provided interim data from the initial cohorts in the double-blind, randomized, placebo-controlled trial which included safety and pharmacokinetic (PK) data from 20 treated subjects and eight vehicle controls in four sequential dose groups. According to Dr. DelConte, PK profiles from the study thus far show a predictable pattern with minimal subject-to-subject variability and linearity across the range of doses studied. To date, no serious adverse events have been reported. It was emphasized that further study is needed to establish dose limiting toxicity and proof-of-concept in humans.

“These initial findings validate the preclinical safety and PK work done by Genaera scientists. We are encouraged by these findings and will continue to further characterize the safety profile and provide proof of concept for trodusquemine in obesity and type 2 diabetes management,” commented Jack Armstrong, President and CEO. “We anticipate a steady flow of clinical information in the second half of 2007 as our clinical studies progress to broader populations.”

About Trodusquemine (MSI-1436)

Trodusquemine (MSI-1436) is the first drug candidate that acts both centrally and peripherally to selectively inhibit the established and validated enzyme target, protein tyrosine phosphatase 1B (PTP-1B). The dual locations of MSI-1436 action make the drug a promising candidate for both obesity and type 2 diabetes. By inhibiting PTP-1B, trodusquemine is expected to decrease appetite and normalize blood sugar as PTB-1B is central to both the insulin and leptin pathways. Based on this unique mechanism of action, trodusquemine has the potential to bridge the treatment for two of the most serious metabolic diseases, obesity and type 2 diabetes. In addition, trodusquemine has overcome selectivity concerns that other compounds that target PTP-1B have failed to overcome. Preclinical studies demonstrate that trodusquemine is a potent, highly-selective and reversible inhibitor of PTP-1B. In vitro kinetics demonstrate that trodusquemine is an allosteric, noncompetitive inhibitor of PTP-1B, binding to a site different from the catalytic site of PTP-1B. Data also demonstrate that trodusquemine can produce consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. Trodusquemine suppresses appetite, causes differential weight loss, reduces adipocyte size, reduces body fat (with no reduction of lean mass), and improves glucose tolerance via inhibition of a unique combination of signaling pathways in a mouse model of diet induced obesity (DIO).

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

# # #